SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report: May 14, 2002                    Commission File Number 0-15898



                                  DESIGNS, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                  04-2623104
     (State or other jurisdiction of           (IRS Employer Identification No.)
incorporation of principal executive offices)


   555 Turnpike Street, Canton, MA                            02021
(Address of principal executive offices)                    (Zip Code)


                                 (781) 828-9300
              (Registrant's telephone number, including area code)

        Securities registered pursuant to Section 12(b) of the Act: None

           Securities registered pursuant to Section 12(g) of the Act:

                          Common Stock, $0.01 par value
                              (Title of each Class)

                                -----------------

This report on Form 8-K/A amends and supplements the report on Form 8-K filed by Designs, Inc. (the "Company") on May 23, 2002 in connection with the Company's acquisition on May 14, 2002 of substantially all the assets of Casual Male Corp. and certain of its subsidiaries ("Casual Male"), to include the financial information required by Item 7(a) and Item 7(b).

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits

(a)   Financial Statements of Business Acquired

The following historical audited consolidated financial statements of Casual Male Corp. and notes thereto are included herein:

      Independent Auditors' Report
      Consolidated Balance Sheets as of February 2, 2002 and February 3, 2001 Consolidated Statements of Operations for the years ended February 2,
         2002, February 3, 2001 and January 29, 2000
      Consolidated Statements of Stockholders' Equity (Deficit) for the years ended February 2, 2002, February 3, 2001 and January 29, 2000 Consolidated Statements of Cash Flows for the years ended February 2,
         2002, February 3, 2001 and January 29, 2000
      Notes to Consolidated Financial Statements

                          Independent Auditors' Report



The Board of Directors and Stockholders
Casual Male Corp., Debtor-in-Possession:


We have audited the accompanying consolidated balance sheets of Casual Male Corp. and subsidiaries, Debtor-in-Possession, as of February 2, 2002 and February 3, 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the 52 week period ended February 2, 2002, the 53 week period ended February 3, 2001, and the 52 week period ended January 29, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Casual Male Corp. and subsidiaries as of February 2, 2002 and February 3, 2001, and the results of their operations and their cash flows for the 52 week period ended February 2, 2002, the 53 week period ended February 3, 2001, and the 52 week period ended January 29, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on May 18, 2001. As of May 15, 2002, most of the assets of the Company have been sold. The Company will continue operations primarily to liquidate any remaining assets and settle the Company's remaining liabilities, including liabilities subject to compromise, to the extent possible. After the settlements have occurred, it is expected that the Company will cease operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Boston, Massachusetts                               /s/ KPMG LLP
May 18, 2002


                               CASUAL MALE CORP. AND SUBSIDIARIES
                                     (Debtor-in-Possession)
                                   Consolidated Balance Sheets
                              February 2, 2002 and February 3, 2001

                           Assets                                                     2002              2001
                                                                                  -------------     ------------

Current assets:
     Cash and cash equivalents                                                    $   5,056,039        5,619,983
     Accounts receivable:
        Trade, net                                                                    1,330,020        2,453,460
        Other                                                                         4,126,700        3,112,402
                                                                                  -------------    -------------
                                                                                      5,456,720        5,565,862
     Merchandise inventories                                                               --        136,200,960
     Prepaid expenses                                                                   655,104        3,902,692
     Net assets held for sale (notes 1(q) and 4)                                    113,902,849             --
     Current assets of discontinued operations (note 2)                                    --         13,462,139
                                                                                  -------------    -------------
                 Total current assets                                               125,070,712      164,751,636
                                                                                  -------------    -------------
Property, plant, and equipment, at cost:
     Land and buildings                                                                    --         20,041,636
     Furniture, fixtures, and equipment                                                    --         56,464,492
     Leasehold improvements                                                                --         36,664,206
                                                                                  -------------    -------------
                                                                                           --        113,170,334
     Less accumulated depreciation and amortization                                        --         47,778,229
                                                                                  -------------    -------------
                 Net property, plant, and equipment                                        --         65,392,105
                                                                                  -------------    -------------
Other assets, at cost, less accumulated amortization                                     20,557       14,939,857
                                                                                  -------------    -------------
                                                                                  $ 125,091,269      245,083,598
                                                                                  =============    =============
                             Liabilities and Stockholders' Deficit

Liabilities not subject to compromise:
     Current liabilities:
        Current portion of long-term debt (note 4)                                $  65,640,543       12,328,921
        Accounts payable                                                                653,531       64,459,990
        Accrued expenses                                                              7,432,138       15,216,423
                                                                                  -------------    -------------
                 Total current liabilities                                           73,726,212       92,005,334
                                                                                  -------------    -------------
     Other liabilities                                                                     --          1,926,660
     Long-term debt, net of current portion (note 4)                                       --         93,788,679
     Convertible subordinated debt (note 4)                                                --         70,300,000
Liabilities subject to compromise (note 1(r)):                                      148,243,643             --
                                                                                  -------------    -------------
                 Total liabilities                                                  221,969,855      258,020,673
                                                                                  -------------    -------------
Stockholders' deficit:
     Common stock, par value $0.50 per share. Authorized 40,000,000 shares;
        issued and outstanding 14,208,260 shares in 2002 and 14,069,185 in 2001       7,104,131        7,034,593
     Additional paid-in capital                                                     121,533,712      120,902,446
     Accumulated deficit                                                           (225,516,429)    (140,874,114)
                                                                                  -------------    -------------
                 Total stockholders' deficit                                        (96,878,586)     (12,937,075)
                                                                                  -------------    -------------
                                                                                  $ 125,091,269      245,083,598
                                                                                  =============    =============

          See accompanying notes to consolidated financial statements.


                                   CASUAL MALE CORP. AND SUBSIDIARIES
                                         (Debtor-in-Possession)
                                    Consolidated Statements of Operations
                    Years ended February 2, 2002, February 3, 2001, and January 29, 2000

                                                                         2002              2001            2000
                                                                     -------------    -------------    -------------
                                                                                        (53 Weeks)

Net sales                                                            $ 430,807,393      473,333,156      411,706,993

Cost of sales                                                          246,468,480      247,199,104      212,866,012
                                                                     -------------    -------------    -------------
                  Gross profit                                         184,338,913      226,134,052      198,840,981

Selling, administrative, and general expenses                          190,585,217      188,017,371      164,488,528
Reorganization costs (note 1(a))                                        37,973,531             --               --
Impairment of Work 'n Gear assets (note 1(a))                           12,292,462             --               --
Depreciation and amortization                                           12,632,574       11,973,599       12,012,716
                                                                     -------------    -------------    -------------

                  Operating income (loss)                              (69,144,871)      26,143,082       22,339,737

Interest expense, net                                                   13,671,562       11,971,995       10,075,227
                                                                     -------------    -------------    -------------
                  Earnings (loss) from continuing operations
                     before income taxes                               (82,816,433)      14,171,087       12,264,510

Income tax expense (note 5)                                                303,500       57,216,000        4,047,000
                                                                     -------------    -------------    -------------

                  Earnings (loss) from continuing operations           (83,119,933)     (43,044,913)       8,217,510

Discontinued operations (note 2):
     Earnings (loss) from discontinued operations, net of
     income tax expense of $0, $574,000, and $322,000
     in fiscal 2002, 2001 and 2000, respectively                              --          1,594,940          655,100

     Loss on disposal of discontinued operations                        (1,309,264)     (60,405,902)            --
                                                                     -------------    -------------    -------------

                  Earnings (loss) from discontinued operations          (1,309,264)     (58,810,962)         655,100
                                                                     -------------    -------------    -------------

                  Net earnings (loss)                                $ (84,429,197)    (101,855,875)       8,872,610
                                                                     =============    =============    =============
Earnings (loss) per common share:
     Basic:
        Continuing operations                                        $       (5.85)           (3.06)            0.58
        Discontinued operations                                              (0.09)           (4.18)            0.05
                                                                     -------------    -------------    -------------

                  Net earnings (loss) per common share, basic        $       (5.94)           (7.24)            0.63
                                                                     =============    =============    =============
     Diluted:
        Continuing operations                                        $       (5.85)           (3.06)            0.57
        Discontinued operations                                              (0.09)           (4.18)            0.05
                                                                     -------------    -------------    -------------

                  Net earnings (loss) per common share, diluted      $       (5.94)           (7.24)            0.62
                                                                     =============    =============    =============
Number of shares used to compute earnings
  (loss) per common share:
        Basic                                                           14,205,976       14,067,998       14,065,734

        Diluted                                                         14,205,976       14,067,998       14,373,272

          See accompanying notes to consolidated financial statements.


                       CASUAL MALE CORP. AND SUBSIDIARIES
                             (Debtor-in-Possession)
                           Consolidated Statements of
                   Stockholders' Equity (Deficit) Years ended
            February 2, 2002, February 3, 2001, and January 29, 2000

                                               Common stock            Additional                       Total
                                       ----------------------------     paid-in      Accumulated     stockholders'
                                           Shares         Amount        capital         deficit     equity (deficit)
                                       -------------  -------------  -------------   -------------  -----------------

Balance, January 30, 1999                14,064,526   $  7,032,263    117,353,846    (46,202,794)       78,183,315
Net earnings                                   --             --             --        8,872,610         8,872,610
Warrants issued on subordinated debt           --             --        3,300,000           --           3,300,000
Exercise of stock options                     3,000          1,500        212,814           --             214,314
Dividends paid ($0.06 per share)               --             --             --         (843,949)         (843,949)
                                       ------------   ------------   ------------   ------------      ------------
Balance, January 29, 2000                14,067,526      7,033,763    120,866,660    (38,174,133)       89,726,290
Net loss                                       --             --             --     (101,855,875)     (101,855,875)
Exercise of stock options                     1,659            830         35,786           --              36,616
Dividends paid ($0.06 per share)               --             --             --         (844,106)         (844,106)
                                       ------------   ------------   ------------   ------------      ------------
Balance, February 3, 2001                14,069,185      7,034,593    120,902,446   (140,874,114)      (12,937,075)
Net loss                                       --             --             --      (84,429,197)      (84,429,197)
Exercise of stock options                   139,075         69,538        631,266           --             700,804
Dividends paid ($0.015 per share)              --             --             --         (213,118)         (213,118)
                                       ------------   ------------   ------------   ------------      ------------
Balance, February 2, 2002                14,208,260   $  7,104,131    121,533,712   (225,516,429)      (96,878,586)
                                       ============   ============   ============   ============      ============

          See accompanying notes to consolidated financial statements.


                                            CASUAL MALE CORP. AND SUBSIDIARIES
                                                   (Debtor-in-Possession)
                                                Consolidated Statements of
                                          Cash Flows Years ended February 2, 2002,
                                           February 3, 2001, and January 29, 2000

                                                                                       2002             2001          2000
                                                                                   ------------    -------------   -----------
Cash flows from operating activities:
    Earnings (loss) from continuing operations                                     $(83,119,933)    (43,044,913)      8,217,510
    Adjustments to reconcile earnings (loss) from continuing
       operations to net cash provided by operating activities:
          Depreciation and amortization:
             Fixed assets                                                            11,389,975       9,973,289       9,921,179
             Deferred charges, intangible assets, warrants and deferred
               financing costs                                                        2,578,599       3,164,310       2,891,537
          Reorganization items                                                       37,973,531            --              --
          Impairment of Work 'n Gear assets                                          12,292,462            --              --
          Deferred income taxes, net                                                       --        56,347,000       3,592,641
          Change in:
             Accounts receivable                                                     (1,509,297)        270,384      (1,717,710)
             Merchandise inventories                                                 35,023,883     (16,878,762)    (14,824,425)
             Prepaid expenses                                                          (814,340)         84,462        (208,071)
             Other assets                                                             1,053,790      (3,009,735)     (2,534,280)
             Accounts payable                                                        15,248,424       1,194,531      29,831,089
             Accrued expenses                                                        (3,970,933)      3,163,817       3,280,458
             Income taxes payable/receivable                                               --           416,698      (1,459,399)
             Other liabilities                                                         (968,173)       (428,216)       (147,387)
                                                                                   ------------    ------------    ------------
                Net cash provided by operating activities before
                  reorganization items                                               25,177,988      11,252,865      36,843,142
                                                                                   ------------    ------------    ------------
    Operating cash flows from reorganization items:
          Professional fees paid                                                    (12,278,948)           --              --
                                                                                   ------------    ------------    ------------
                  Net cash used by reorganization items                             (12,278,948)           --              --
                                                                                   ------------    ------------    ------------
                  Net cash provided by operating activities                          12,899,040      11,252,865      36,843,142
                                                                                   ------------    ------------    ------------
Cash flows from investing activities: Capital expenditures for:
       Property, plant, and equipment                                                (6,495,606)    (15,424,938)    (10,747,218)
    Net cash paid in acquisition of Repp Ltd.
       Big & Tall businesses                                                               --              --       (27,021,980)
    Proceeds received from sale of footwear business                                  6,000,000      53,007,456            --
                                                                                   ------------    ------------    ------------
                  Net cash provided by (used in) investing activities                  (495,606)     37,582,518     (37,769,198)
                                                                                   ------------    ------------    ------------
Cash flows from financing activities:
    Repayment of senior debt                                                               --              --        (1,500,000)
    Proceeds from revolving credit facilities                                              --              --        94,957,430
    Repayment of revolving credit facilities                                        (30,993,655)     (1,497,749)   (122,114,352)
    Proceeds from (repayment of) senior
       subordinated debt                                                                   --           (53,000)     10,000,000
    Proceeds from term loans                                                         15,000,000            --        34,000,000
    Repayment of chattel loans                                                       (2,675,526)     (9,292,630)       (994,470)
    Repayment of mortgage payable                                                      (733,348)       (670,456)       (612,954)
    (Payment) reduction of mortgage escrow, net                                           4,190          71,145         (28,966)
    Proceeds from exercise of stock options                                             700,804          36,616         214,314
    Payment of dividends                                                               (213,118)       (844,106)       (843,949)
                                                                                   ------------    ------------    ------------
                  Net cash provided by (used in) financing activities               (18,910,653)    (12,250,180)     13,077,053
                                                                                   ------------    ------------    ------------

Net cash provided by (used in) discontinued operations                                6,152,875     (36,295,685)    (10,333,501)
                                                                                   ------------    ------------    ------------
                  Net increase (decrease) in cash and cash equivalents                 (354,344)        289,518       1,817,496
Cash and cash equivalents at beginning of year                                        5,619,983       5,330,465       3,512,969
                                                                                   ------------    ------------    ------------
Cash and cash equivalents at end of year                                           $  5,265,639       5,619,983       5,330,465
                                                                                   ============    ============    ============

    less: Cash included in Assets held for sale                                       (209,600)
                                                                                   -----------
Cash and cash equivalents available at end of year                                 $ 5,056,039
                                                                                   ===========

          See accompanying notes to consolidated financial statements.

                       CASUAL MALE CORP. AND SUBSIDIARIES
                             (Debtor-in-Possession)
                   Notes to Consolidated Financial Statements
            February 2, 2002, February 3, 2001, and January 29, 2000


(1)  Nature of Operations and Summary of Significant Accounting Policies

     (a)  Nature of Operations

         Casual Male Corp. and subsidiaries (the Company), formerly J. Baker, Inc., are primarily engaged in the retail sale of apparel. As of February 2, 2002, the Company's Casual Male Big & Tall, Repp Big & Tall and Work `n Gear businesses operated a total of 529 stores throughout the United States. The Company operated the 431 store chain of Casual Male Big & Tall stores (including 63 outlet stores) and the 42 store chain of Repp Big & Tall stores, selling fashion, casual and dress clothing, and footwear to the big and tall man. In the first quarter of fiscal 2003, all of the Repp Big & Tall stores were converted to Casual Male Big & Tall stores. The Company also operated the Work `n Gear chain, comprised of 56 stores that sell utility workwear, healthcare apparel, and custom uniforms for industry and service businesses. As discussed below, the Company decided to close 49 stores during the fourth quarter of 2002, and at February 2, 2002, a liquidator was conducting closing sales at these 49 additional stores. The Company also operated catalog, e-commerce and other direct selling and marketing businesses, as well as security businesses under the names of LPI and Securex. Through February 3, 2001, the Company also operated self-service licensed footwear departments in discount department stores (see note 2).

         Chapter 11 Bankruptcy Filing

         On May 18, 2001 (the Filing Date), Casual Male Corp. and 15 of its direct and indirect subsidiaries (collectively, the Debtors) filed voluntary petitions to reorganize their businesses under Chapter 11 of the United States Bankruptcy Code (Chapter 11) in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court). JBAK Holding and JBAK Realty, a direct and indirect subsidiary of Casual Male Corp., respectively, did not file petitions to reorganize under Chapter 11 (the Chapter 11 Case). The Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code, subject to the jurisdiction of the Bankruptcy Court. On May 24, 2001, the United States Trustee for the Southern District of New York appointed an Official Committee of Unsecured Creditors (the Creditors' Committee) pursuant to Section 1102 of the Bankruptcy Code.

         As of the Filing Date, actions to collect pre-petition indebtedness are stayed, and other pre-petition contractual obligations may not be enforced against the Company. In addition, the Company may reject executory contracts and lease obligations, and parties affected by these rejections may file claims with the Bankruptcy Court in accordance with the reorganization process. The Company's liabilities at the Filing Date are subject to allowance in the Chapter 11 case and the creditors shall receive the distribution, if any, provided for under one or more plans of reorganization. All unsecured claims are reflected in the accompanying consolidated balance sheet as "Liabilities subject to compromise". The Debtors received approval as of the Filing Date to pay or otherwise honor certain of their pre-petition obligations, including employee wages and related taxes, employee benefits, travel expenses, insurance premiums, utilities and certain customer programs.

         The Company filed schedules of assets and liabilities on or about August 1, 2001, which were amended in October 2001. Pursuant to an order of the Bankruptcy Court, the last date for filing claims against the Company as of the Filing Date was established as December 17, 2001.

         Under Section 1121(b) of the Bankruptcy Code, a debtor has the exclusive right to file a plan of reorganization during the initial 120 days after the date of the commencement of a Chapter 11 case. On October 10, 2001, the Bankruptcy Court granted an extension of approximately six months. On March 7, 2002, the Bankruptcy Court entered an order extending the Debtors' exclusive time to file a plan of reorganization through August 26, 2002.

         During fiscal 2002, the Company made key modifications to its business to enhance profitability. On July 11, 2001, the Company, after consulting with the Creditors' Committee, filed a motion with the Bankruptcy Court requesting authorization to close certain of its locations which no longer contributed to the Company's overall business objectives. The Company requested approval to commence store closing sales at 80 of its locations, consisting of 21 Casual Male Big & Tall stores, 43 Repp Big & Tall stores and 16 outlet stores. On August 22, 2001, the Bankruptcy Court authorized the Company's store closings. Store closing sales commenced at the end of August and all 80 stores were closed as of December 26, 2001.

         The Company decided to close an additional 49 stores during the fourth quarter of its fiscal year ended February 2, 2002. Commencing on January 17, 2002, the Company engaged a liquidator to conduct store closing sales at 12 Casual Male Big & Tall stores, 23 Repp Big & Tall stores, and 14 Work `n Gear stores. The store closing sales ended on or before April 14, 2002. Other stores were closed without the use of a liquidator and all remaining stores operating under the Repp Big & Tall format were converted to stores operating in the Casual Male Big & Tall format during the first quarter of fiscal 2003. As a result of this decision, it was determined that the goodwill associated with the Repp acquisition no longer had value, and the unamortized balance of $6.0 million was entirely written off as of February 2, 2002. See further discussion in note 3.

         Additionally, the Company consolidated the catalog and e-commerce operations previously located in its facility in Alpharetta, Georgia into its facility in Canton, Massachusetts. This consolidation allowed the Company to utilize space in the Canton facility made available as a result of the disposal of the footwear business (see note 2). It also eliminated occupancy and related expenses associated with the Alpharetta facility. In order to ensure an efficient transition of the Company's catalog and e-commerce business from Alpharetta to Canton, the Company received authorization from the Bankruptcy Court to establish a retention program that provided economic incentives to its former Alpharetta-based employees to remain with the Company through the transition period. Consolidation activities were concluded by the end of February 2002. The expenses associated with this consolidation, including retention and severance expenses, moving costs and capital costs for improvements to the Canton facility, were $2.4 million, of which $1.2 million was accrued at February 2, 2002.

         Reorganization costs during fiscal 2002 are as follows:


                                                                                    Balance at
                                                      Utilized -     Utilized -     February 2,
                                          Cost          Cash           cash           2002
                                      --------------------------------------------------------
Professional fees                     $ 5,375,737    (3,954,679)          --        1,421,058
Bank fees                               6,523,436    (6,510,188)          --           13,248
Asset write offs for closed stores      9,399,724          --       (9,399,724)          --
Write off of Repp goodwill (note 3)     6,006,072          --       (6,006,072)          --
Lease rejection claims                  8,277,285          --             --        8,277,285
Other                                   2,391,277    (1,814,081)          --          577,196
                                      -----------   -----------    -----------    -----------

    Total reorganization costs        $37,973,531   (12,278,948)   (15,405,796)    10,288,787
                                      ===========   ===========    ===========    ===========


         At February 2, 2002, the Company has accrued $10,288,787 related to reorganization costs. Of that balance, $8,277,285 is lease rejection claims, included in "Liabilities subject to compromise" on the consolidated balance sheet. The remaining $2,011,502 is included in accrued expenses.

         Sale of Work `n Gear Assets

         As of March 11, 2002, the Company agreed to sell substantially all of the assets of the Work `n Gear business to Sandy Point, LLC (Sandy Point). The assets sold include property and equipment at stores; rights to real estate and equipment leases; inventory; and licenses, permits and intellectual property. Sandy Point assumed accounts payable on in-transit inventory, but no other accounts payable arising prior to the closing. The adjusted Purchase Price was $9,750,000. The sale was approved by order of the Bankruptcy Court on April 17, 2002, and closed on May 4, 2002.

         The carrying value of the assets being sold was greater than the net proceeds received. Therefore, the Company wrote down the assets to their fair value less costs to sell as of February 2, 2002, recording an impairment charge of $12,292,462. The assets sold are classified under "Net assets held for sale" on the accompanying consolidated balance sheet. See also note 1(q).

         Sale of Big & Tall and Security Business Assets

         As of May 2, 2002, the Company agreed to sell substantially all of the operating assets of the big and tall and security businesses to Designs, Inc. (Designs). The assets sold include the Company's office and warehouse facility in Canton, Massachusetts; property and equipment both at the office and warehouse facility and at stores; rights to real estate and equipment leases; inventory; licenses, permits and intellectual property; and the Company's loss prevention businesses. Designs did not acquire certain accounts receivable. Designs assumed post-petition accounts payable relating to the businesses acquired, certain employee costs, the mortgage on the Canton facility, and liabilities relating to prepayment penalties under Tranche A and Tranche B of the DIP facility. Designs did not assume the liabilities subject to compromise, or certain other post-petition reorganization related obligations, such as professional fees. See further discussion of the DIP facility in note 4. The Purchase Price was $170,000,000. The sale was approved by order of the Bankruptcy Court on May 7, 2002, and closed effective May 14, 2002.

         The carrying value of the assets being sold was less than the net proceeds received. The net assets sold are classified under "Net assets held for sale" on the accompanying consolidated balance sheet. See also note 1(q).

      (b) Basis of Presentation and Principles of Consolidation

         The consolidated financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 (SOP 90-7), Financial Reporting by Entities in Reorganization under the Bankruptcy Code, and accounting principles generally accepted in the United States of America applicable to a going concern, which principles assume that assets will be realized and liabilities will be discharged in the normal course of business. As of May 15, 2002, most of the assets of the Company have been sold. The Company will continue operations primarily to liquidate any remaining assets and settle the Company's remaining liabilities, including liabilities subject to compromise, to the extent possible. After the settlements have occurred, it is expected that the Company will cease operations.

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     (c)  Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     (d)  Fiscal Year

          The Company's fiscal year ends the Saturday closest to January 31. Fiscal years 2002, 2001, and 2000 ended on February 2, 2002, February 3, 2001, and January 29, 2000, respectively. Fiscal 2002 included 52 weeks, fiscal 2001 included 53 weeks, and fiscal 2000 included 52 weeks. References to years in these financial statements and notes relate to fiscal years rather than calendar years.

      (e) Fair Value of Financial Instruments

         Statement of Financial Accounting Standards No. 107 (SFAS No. 107), Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of certain financial instruments. The estimated fair values of the Company's financial instruments as of February 2, 2002 are summarized below.


                                                          Carrying
                                                           amount        Fair value
                                                        -----------     -----------

         DIP revolving credit facility (Tranche A)    $  29,603,169      29,603,169
         DIP term loan (Tranche B)                       20,000,000      20,000,000
         DIP term loan (Tranche C)                       15,000,000      15,000,000
         Chattel loan                                     1,037,374       1,037,374
         Mortgage note                                   12,410,527      13,164,835

         The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable (post-petition), accrued expenses, and short-term borrowings approximate fair value because of the short maturity of these instruments. Discounted cash flows are used to determine the fair value of the mortgage. The fair value of the Company's liabilities subject to compromise are not presently determinable as a result of the Chapter 11 proceedings. At February 2, 2002, the Company has no investments in derivative financial instruments.

     (f)  Cash and Cash Equivalents

         Cash equivalents consist of highly liquid instruments with maturities of three months or less and are stated at cost, which approximates market.

     (g)  Merchandise Inventories

         Except for the direct marketing business, which accounts for its inventory by the average cost method, merchandise inventories, which consist entirely of finished goods, are valued at the lower of cost or market, principally by the retail inventory method.

     (h) Depreciation and Amortization of Property, Plant and Equipment and Other Assets

         Depreciation and amortization of the Company's property, plant and equipment, and other assets are provided on the straight-line method over the following periods:

               Furniture and fixtures                             7 years
               Machinery and equipment                            7 years
               Leasehold improvements                            10 years
               Building, building improvements, and land
                  improvements                                   40 years
               Systems development costs, goodwill, and other    3 to 15 years
                  intangible assets


         Maintenance and repairs are charged to expense as incurred. Major renewals or replacements are capitalized. When properties are retired or otherwise disposed of, the asset and related reserve account are relieved and the resulting gain or loss, if any, is credited or charged to operations.

     (i)  Impairment of Long-Lived Assets and Long-Lived Assets to Be
          Disposed Of

         SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     (j)  Goodwill

         Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over a period of 15 years. The Company evaluates goodwill for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. If the carrying amount of the goodwill exceeds the expected undiscounted future cash flows, the Company records an impairment loss.

         As discussed in note 3, the Company's goodwill relating to Repp was written off as an impairment loss during fiscal 2002. At February 2, 2002, the remaining balance of goodwill is $100,000, which relates to an acquisition of a security business in December 2000.

     (k)  Earnings Per Common Share

         Basic Earnings Per Share (EPS) is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing income available to common shareholders by the weighted average number of common shares, after giving effect to all potentially dilutive common shares outstanding during the period. All potentially dilutive securities were excluded from the calculations for fiscal 2002 and 2001 because their effect would be anti-dilutive. The number of total shares excluded from the calculation was 1,899,941 for both fiscal 2002 and fiscal 2001. The common stock issuable under the 7% convertible subordinated notes due 2002 and the convertible debentures were not included in the calculation for fiscal 2000 because their effects would be antidilutive.

         Earnings (loss) from continuing operations and shares used to compute earnings (loss) per share, basic and diluted, are reconciled below:

                                        2002           2001             2000
                                    ------------    ------------    ------------
Earnings (loss) from continuing
   operations, basic and diluted    $(83,119,933)    (43,044,913)      8,217,510
                                    ============    ============    ============

Weighted average common shares:
   Basic                              14,025,976      14,067,998      14,065,734
Effect of dilutive securities:
   Stock options, warrants, and
    performance share awards                --              --           307,538
                                    ------------    ------------    ------------

         Diluted                      14,205,976      14,067,998      14,373,272
                                    ============    ============    ============


     (l)  Revenue Recognition

         The Company recognizes revenue in its retail stores at the time of sale and in its catalog and e-commerce business at the time orders are shipped.

     (m)  Store Opening and Closing Costs

         Store opening costs are expensed as incurred. All costs related to store closings are expensed at the time the decision is reached to close the store.

     (n)  Advertising Costs

         The Company expenses in-store advertising costs as incurred. Direct response advertising costs, which consist of catalog production and postage costs, are deferred and amortized over the period of expected direct marketing revenue, which is less than one year. The amount of deferred direct expense advertising cost was $1,045,132 and $868,820 at February 2, 2002 and February 3, 2001, respectively. Advertising expense was approximately $20.5 million, $18.7 million, and $14.1 million for the years ended February 2, 2002, February 3, 2001, and January 29, 2000, respectively.

     (o)  Stock Options

         SFAS No. 123, Accounting for Stock-Based Compensation permits entities to recognize as expense over the vesting period the fair value on the date of grant of all stock-based awards. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company continues to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

     (p)  Income Taxes

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (q)  Net Assets Held for Sale

         Net assets held for sale are stated at the lower of net book value or estimated net realizable value. Net assets held for sale, including Work `n Gear and the big and tall and security businesses, consist of the following at February 2, 2002:

         Cash                                         $     209,600
         Inventory                                       92,603,042
         Accounts receivable and deposits                 1,408,439
         Prepaid expenses                                 3,693,359
         Property, plant and equipment                   47,958,154
         Other assets                                     6,612,649
         less: Accounts payable and accrued
                 expenses assumed                       (26,171,866)
         less: Mortgage note assumed                    (12,410,528)
                                                      -------------

              Net assets held for sale                $ 113,902,849
                                                      =============

      (r) Liabilities Subject to Compromise

         In accordance with SOP 90-7, liabilities subject to compromise are claims reported at amounts based on the Company's books and records, even though such liabilities may not be paid in full. Liabilities subject to compromise consist of the following at February 2, 2002:

         Accounts payable                                     $ 56,561,210
         Senior subordinated debt (note 4)                      10,000,000
         7% convertible subordinated notes (note 4)             70,000,000
         Convertible debentures (note 4)                           300,000
         Accrued interest                                        2,712,840
         Lease rejection claims                                  8,277,285
         Other                                                     392,308
                                                              ------------
              Liabilities subject to
                    compromise                                $148,243,643
                                                              ============

         Additional claims (liabilities subject to compromise) may subsequently arise resulting from rejection of additional executory contracts and non-residential leases, and from the determination by the Bankruptcy Court (or by agreement between the parties involved) of allowed claims for contingencies and other disputed amounts.

      (s) Reclassifications

         Certain reclassifications have been made to the consolidated financial statements of prior years to conform to the fiscal 2002 presentation.

      (t) New Accounting Pronouncements

         In accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs, the Company classifies shipping and handling fees billed to customers as revenue, and shipping and handling costs in cost of sales.

         In June 2001, the FASB issued SFAS No. 141, Business Combinations, (SFAS No. 141) and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121 and subsequently, SFAS No. 144 after its adoption.

         The Company adopted the provisions of SFAS No. 141 as of July 1, 2001, and of SFAS No. 142 on February 3, 2002. Goodwill and intangible assets determined to have an indefinite useful life acquired in a purchase business combination completed after June 30, 2001, but before SFAS No. 142 is adopted in full, are not amortized. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized and tested for impairment prior to the full adoption of SFAS No. 142.

         Upon adoption of SFAS No. 142, the Company is required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS No. 141 for recognition separate from goodwill. If an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

         As of the date of adoption of SFAS No. 142, the Company expects to have unamortized goodwill in the amount of $100,000 and unamortized identifiable intangible assets in the amount of $103,251, all of which will be subject to the transition provisions of SFAS No. 142. Based on the sale of substantially all of the Company's assets in May 2002, the impact of adopting the Statements on the Company's financial statements is not expected to be material.

         In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company adopted SFAS No. 144 on February 3, 2002.

(2)  Discontinued Operations

     Sale of Footwear Operations to Footstar

     In November 2000, the Company announced that it had entered into an agreement with an affiliate of Footstar, Inc. (Footstar) to sell substantially all of the assets of its JBI, Inc. and Morse Shoe, Inc. subsidiaries, which are the entities that comprised its footwear segment. Pursuant to the terms of the Asset Purchase Agreement between the Company and Footstar, the Company retained the obligation to operate certain footwear departments in the following stores scheduled to close: (i) all 105 stores operated by Bradlees Stores, Inc., a debtor-in-possession under Chapter 11, which stores closed during February 2001, (ii) 32 stores operated by Ames Department Stores, Inc., which stores closed during March 2001 and (iii) six stores operated by Ann & Hope, Inc., which stores closed during the spring of

         2001. On February 3, 2001, the sale of the footwear segment to Footstar was finalized. The sale resulted in a loss from discontinued operations of $1.3 million and $58.8 million for fiscal years 2002 and 2001, respectively. The net loss from the disposal of the footwear segment in 2001 included the book loss on the transaction, the operating loss of the business in fiscal 2001 and other costs directly associated in the decision to divest. Proceeds of the sale to Footstar were $59 million, including $6 million placed in escrow at February 3, 2001. All of the proceeds held in escrow were received in full in the first quarter of fiscal 2002.

     The footwear segment is accounted for as a discontinued operation. Accordingly, its net assets have been segregated from continuing operations in the accompanying consolidated balance sheets, and its operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of operations and cash flows, and related notes. For the periods ended February 2, 2002, February 3, 2001, and January 29, 2000, the results of discontinued operations were as follows:


                                               2002         2001          2000
                                             ---------    ---------     --------
                                                   (Amounts in thousands)

Net sales                                    $   --        303,622      254,350

Earnings before income taxes                     --          2,169          977
Loss on disposal of discontinued
   operations                                  (1,309)     (60,406)        --
Income tax expense                               --           (574)        (322)
                                             --------     --------     --------
         Earnings (loss) from
           discontinued operations           $ (1,309)     (58,811)         655
                                             ========     ========     ========


     The Company allocated interest expense to discontinued operations based on debt that was attributed to the footwear segment. The loss on disposal of discontinued operations in fiscal 2001 included interest costs of $6.3 million. Results from discontinued operations in fiscal 2002, 2001, and 2000 included interest costs of $0, $3.8 million, and $6.8 million, respectively.

     The assets identified as part of the disposition of the footwear segment are recorded as current and noncurrent assets of discontinued operations; the cash flow of the business is reported as net cash provided by (used in) discontinued operations; and the results of operations of the segment are reported as earnings (loss) from discontinued operations.

     There were no remaining assets of discontinued operations as of February 2, 2002. Current assets of discontinued operations as of February 3, 2001 consist of the following:

                 (Amounts in thousands)

    Current assets:
       Accounts receivable                            $    7,371
       Amounts held in escrow                              6,000
       Other                                                  91
                                                      ----------
             Current assets of discontinued
               operations                             $   13,462
                                                      ==========

     Shoe Corporation of America

     On February 11, 2000, the Company entered into an agreement to purchase the ongoing assets of Shoe Corporation of America (SCOA) and, on February 29, 2000, the transaction was consummated. The purchase price paid by the Company to acquire the ongoing assets of SCOA was approximately $14 million. As part of this acquisition, the Company acquired the rights to operate 204 licensed footwear departments for moderate department and specialty store chains nationwide. All assets and rights of this division were included in the sale to Footstar.

(3)  Acquisition of Repp Ltd. And Repp Ltd. By Mail

     On May 23, 1999, the Company acquired substantially all of the assets of the Repp Ltd. Big & Tall and Repp Ltd. By Mail divisions of Edison Brothers Stores, Inc. The Company paid cash, as described below, for the acquisition of 175 United States and Canadian Repp Ltd. Big & Tall retail locations and the Repp Ltd. By Mail catalog business. The Company immediately sold Repp's Canadian operation, 16 stores, to Grafton-Fraser, Inc., a Canadian men's retailer, and commenced the closing of 31 stores in the United States. The Company operated the remaining retail stores in the United States and the Repp Ltd. By Mail catalogs through a new subsidiary, JBI Apparel, Inc., until the business was sold to Designs (see note 1(a)). The transaction was financed primarily through (a) a new $20 million credit facility and a $5 million term loan provided to JBI Apparel, Inc. by BankBoston Retail Finance Inc. and Back Bay Capital Funding LLC, respectively, (both of which were amended on August 30, 1999 through a refinancing), (b) the issuance by JBI Apparel, Inc. of $10 million of senior subordinated notes to a group of investors, which included investment funds affiliated with Donaldson, Lufkin & Jenrette, Inc. (the Investor Group) (see note 4), and (c) the sale of the Canadian operations and the liquidation of the inventories in the 31 closing stores. The net purchase price for the acquired assets, which primarily consisted of inventory and fixed assets for the 128 retail stores in the United States and the Repp Ltd. By Mail catalogs, was $27.0 million. In connection with the $10 million financing provided by the Investor Group, the Company issued 5-year warrants enabling holders to purchase 1,200,000 shares of the Company's common stock at $5.00 per share. See note 4.

     The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations of Repp Big & Tall are included in the consolidated statements of operations since the date of acquisition.

     The net purchase price of $27.0 million was allocated as follows:

                     Property, plant, and equipment   $   3,000,000
                     Prepaid expenses                       892,775
                     Merchandise inventories             16,901,370
                     Goodwill                             6,227,835
                                                      -------------

                                                      $  27,021,980
                                                      =============

     During fiscal 2001, an additional $0.5 million of goodwill was booked. At February 3, 2001, the unamortized goodwill of $6.7 million was included in other assets and was being amortized on a straight line basis over fifteen years. Accumulated amortization was $718,000 as of February 3, 2001.

     At the end of fiscal 2002, the Company decided to either close the remaining Repp stores or convert them to the Casual Male concept in the spring of fiscal 2003. As a result of this decision, it was determined that the goodwill no longer had value, and it was entirely written off as of February 2, 2002. The Company also recorded a $3,865,000 write down of the inventory in the converted Repp stores to reflect a valuation consistent with that of the Casual Male stores. The write off of Repp goodwill has been classified as Reorganization costs, and the write down of Repp inventory has been classified as cost of sales in the accompanying consolidated statements of operations for fiscal 2002.

(4)  Debt

     Long-term debt, including liabilities subject to compromise, at February 2, 2002 and February 3, 2001 was comprised of:

                                                       2002             2001
                                                   ------------     ------------

Revolving credit facility                          $       --         60,596,824
Term loan (Tranche B)                                      --         20,000,000
DIP revolving credit facility (Tranche A)            29,603,169             --
DIP term loan (Tranche B)                            20,000,000             --
DIP term loan (Tranche C)                            15,000,000             --
Chattel loan                                          1,037,374        3,712,900
Mortgage note (interest rate of 9.0%)                12,410,528       13,143,876
13% senior subordinated debt                         10,000,000        8,664,000
7% convertible subordinated notes                    70,000,000       70,000,000
Convertible debentures                                  300,000          300,000
                                                   ------------     ------------

                                                   $158,351,071      176,417,600
                                                   ============     ============

     The 13% senior subordinated debt, 7% convertible subordinated notes, and convertible debentures are all classified as "Liabilities subject to compromise" on the consolidated balance sheet at February 2, 2002. The mortgage note is classified as a liability to be assumed by Designs under "Net assets held for sale" on the consolidated balance sheet at February 2, 2002.

     The balance of long-term debt at February 2, 2002, other than liabilities subject to compromise and net assets held for sale, is $65,640,543. This balance is classified as current portion of long-term debt on the accompanying consolidated balance sheet, and was fully repaid in May 2002 in conjunction with the sale to Designs.

     Revolver, Term Loan and Chattel Loan

     Effective February 3, 2001, the Company established a total of $130 million in bank financing arrangements, comprised of a $110 million revolving credit facility and a $20 million term loan. These two facilities, each of which would have matured in January 2004, amended and restated the $185 million previously existing bank credit facility which would have otherwise expired in May 2002.

     The $110 million revolving line of credit (the Revolver) was provided by a group of lenders led by Fleet Retail Finance, Inc. The $20 million term loan (the Term Loan) was provided by Back Bay Capital Funding LLC. Borrowings under the Term Loan bore interest at 17% per year until December 15, 2002 and 16.5% thereafter.

     Upon commencement of the Chapter 11 Case, the Debtors filed a motion seeking the authority of the Bankruptcy Court to enter into a debtor-in-possession revolving credit arrangement (Tranche A) with a group of lenders led by Fleet Retail Finance Inc., and Tranche B and C term loans with a group of lenders led by Back Bay Capital Funding LLC (collectively, the DIP Facility). On May 18, 2001, the Bankruptcy Court approved the DIP Facility on an interim basis pursuant to Section 364(c) of the Bankruptcy Code, and on July 18, 2001, approved the DIP Facility on a final basis. The DIP Facility superseded and replaced the Company's $130 million in bank financing arrangements comprised of the Revolver and the Term Loan.

     The DIP Facility provides the Debtors with a $100 million revolving credit facility (the DIP Revolver), which facility contains a $15.0 million sub-limit for issuances of letters of credit, for the Debtors' general working capital needs and for certain capital expenditures. Aggregate borrowings under the DIP Revolver are limited to an amount determined by a formula based on various percentages of eligible inventory and accounts receivable. Borrowings under the DIP Revolver bear interest at variable rates, and bore a weighted average interest rate of 5.93% in fiscal 2002. As of February 2, 2002, the Company had aggregate borrowings outstanding under the DIP Revolver totaling $30.4 million, including $0.8 million of the letters of credit.

     The Tranche B term loan provides $20 million to be applied solely towards the retirement of the Revolver and the Term Loan. The unpaid balance of the Tranche B term loan bears interest at a fixed rate of 17.5% per annum (of which 15.5% is payable monthly in arrears and the remaining 2% may be paid monthly or paid-in-kind, at the option of the Debtors).

     The Tranche C term loan provides $15 million to the Debtors, the proceeds of which must be applied solely towards the retirement of the Revolver and the Term Loan and for the Debtors' working capital needs. The unpaid balance of the Tranche C term loan bears interest at a fixed rate of 22% per annum (of which 19% is payable monthly in arrears and the remaining 3% may be paid monthly or paid-in-kind, at the option of the Debtors).

     The DIP Facility is secured by a first priority lien on, and security interest in, substantially all of the Debtors' assets except equipment as to which Fleet Leasing Inc.'s lien has priority and property subject to other permitted liens (as defined in the DIP Facility), in which case the lenders have a perfected junior lien. The DIP Facility has debt covenants. At February 2, 2002, the Debtors were in violation of certain of these covenants. As noted above, the DIP facility was fully paid in May 2002 in conjunction with the transaction with Designs.

     At February 2, 2002 the Company had $1.0 million remaining of its $9 million chattel loan which was provided by Fleet Leasing Inc. (the Chattel
     Loan). The Chattel Loan was payable in equal monthly installments of principal and interest, bore interest at 10.35%, and was paid off upon its maturity in May 2002.

     Mortgage Note

     On December 30, 1996, JBAK Canton Realty, Inc. (JBAK Realty), a wholly owned subsidiary of JBAK Holding, Inc. (JBAK Holding) and an indirect, wholly owned subsidiary of the Company, obtained a $15.5 million mortgage loan from The Chase Manhattan Bank (the Mortgage Loan) secured by the real estate, buildings, and other improvements located at 555 Turnpike Street, Canton, Massachusetts (the Canton Property) owned by JBAK Realty. JBAK Realty leases the Canton Property to JBI, Inc. (JBI), a wholly owned subsidiary of the Company. Neither JBAK Holding nor JBAK Realty have agreed to pay or make their assets available to pay creditors of the Company or of JBI. Neither the Company nor JBI have agreed to make their assets available to pay creditors of JBAK Holding or of JBAK Realty. This loan is being repaid in equal monthly payments of principal and interest over 15 years, and bears interest at 9.0%. As of February 2, 2002, the balance due was $12.4 million. When the Company sold certain assets to Designs in May 2002, the Canton Property was sold to Designs and Designs assumed obligations under the mortgage, subject to the consent of the lenders.

     Senior Subordinated Debt

     In May 1999, to facilitate the purchase of the Repp Ltd. and Repp Ltd. By Mail businesses (see note 3), a group of investors, which included investment funds affiliated with Donaldson, Lufkin and Jenrette, Inc. provided $10 million to the Company through the issuance of 13% Senior Subordinated Notes by JBI Apparel, Inc. Detachable warrants were issued in connection with the 13% Senior Subordinated Notes, which enable the holders to purchase 1,200,000 shares of Casual Male Corp. common stock at $5.00 per share. The value of the detachable warrants was recorded as additional paid-in capital in stockholders' equity (deficit), and was amortized using the effective interest method. The amount of the 13% Senior Subordinated Notes at February 3, 2001 had been reduced by $1.3 million, the unamortized balance of the $3.3 million value assigned to the detachable warrants. As of February 2, 2002, the balance assigned to the warrants had been fully amortized. The 13% Senior Subordinated Notes matured on December 31, 2001, and the warrants expire on May 21, 2004. The debt has not been paid, and the balance of $10,000,000 is included in "Liabilities subject to compromise" on the consolidated balance sheet.

     Convertible Subordinated Debt

     In June 1992, Casual Male Corp. issued $70 million of 7% convertible subordinated notes due June 2002. The notes are convertible into common stock at a conversion price of $16.125 per share, subject to adjustment in certain events.

     The convertible debentures began accruing interest on January 15, 1997 at a rate of 8% and no principal was payable until January 15, 2002. The debt is subject, under certain circumstances, to mandatory conversion. Approximately 6,500 shares of Casual Male common stock are reserved for any future conversions of the convertible debentures.

     Neither the 7% convertible subordinated notes nor the convertible debentures have been paid, and the balances of $70,000,000 on the notes and $300,000 on the debentures are included in "Liabilities subject to compromise" on the consolidated balance sheet.

(5)  Taxes on Earnings

     Income tax expense attributable to earnings (loss) from continuing operations consists of:

                                         Current        Deferred        Total
                                       ------------   ------------   -----------
Year ended February 2, 2002:
   Federal                             $      --             --             --
   State and city                          303,500           --          303,500
                                       -----------    -----------    -----------

                                       $   303,500           --          303,500
                                       ===========    ===========    ===========

Year ended February 3, 2001:
   Federal                             $   354,135     55,992,407     56,346,542
   State and city                          869,458           --          869,458
                                       -----------    -----------    -----------

                                       $ 1,223,593     55,992,407     57,216,000
                                       ===========    ===========    ===========

Year ended January 29, 2000:
   Federal                             $   315,965      3,510,035      3,826,000
   State and city                          221,000           --          221,000
                                       -----------    -----------    -----------

                                       $   536,965      3,510,035      4,047,000
                                       ===========    ===========    ===========

     Income tax expense (benefit) attributable to earnings (loss) from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax earnings (loss) from continuing operations as a result of the following:

                                        2002           2001            2000
                                   -------------   ------------    -------------

Computed "expected" tax expense
   (benefit)                       $(28,986,000)      4,960,000       4,293,000
State income taxes, net of
   federal income tax benefit           197,500         565,000         143,000
Adjustment to valuation
   allowance for deferred tax
   assets                            29,111,000      51,697,000        (390,000)
Other                                   (19,000)         (6,000)          1,000
                                   ------------    ------------    ------------

                                   $    303,500      57,216,000       4,047,000
                                   ============    ============    ============

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at February 2, 2002 and February 3, 2001 are presented below:

                                                      2002             2001
                                                 -------------    --------------
Deferred tax assets:
   Accounts receivable                           $     280,000           88,000
   Inventory                                           284,000          556,000
   Intangible assets                                 3,647,000        4,018,000
   Other liabilities                                 4,917,000             --
   Nondeductible accruals and reserves              11,185,000        1,016,000
   Operating loss and credit carryforwards         114,114,000       96,428,000
                                                 -------------    -------------

         Total gross deferred tax assets           134,427,000      102,106,000

   Less valuation allowance                       (134,005,000)    (100,070,000)
                                                 -------------    -------------

         Net deferred tax asset                        422,000        2,036,000
                                                 -------------    -------------

Deferred tax liabilities:
   Property, plant, and equipment                      (27,000)      (1,682,000)
   Intangible assets                                  (395,000)        (354,000)
                                                 -------------    -------------

         Total gross deferred tax liabilities         (422,000)      (2,036,000)
                                                 -------------    -------------

         Net deferred tax asset                  $        --               --
                                                 =============    =============

     At February 2, 2002, the Company has net operating loss carryforwards and general business credit carryforwards for federal income tax purposes of approximately $273.0 million and $1.3 million, respectively, which expire in years ending February 2003 through February 2022. The Company also has minimum tax credit carryforwards of approximately $4.2 million available to reduce future regular income taxes, if any, over an indefinite period. Such carryforwards are defined herein as "NOLs."

     SFAS No. 109, Accounting for Income Taxes, requires that the tax benefit of such NOLs be recorded for financial reporting purposes as an asset to the extent that the Company assesses the utilization of such NOLs to be "more likely than not". At February 3, 2001, the Company increased its valuation allowance to fully reserve its net deferred tax asset. At February 2, 2002, the Company increased its valuation allowance by $33,935,000 in order to continue to fully reserve against its net deferred tax asset. As of February 2, 2002, the Company has established a valuation allowance against its deferred tax assets of $134,005,000, which has been charged against income tax expense.

     The Company considers its changing financial circumstances, and the related risks, in assessing whether it is more likely than not that some portion or all of the NOLs will be realized. In considering the likelihood of realizing the value of the NOLs, the Company is required to consider the likelihood of the generation of future taxable income during the periods in which the NOLs may be utilized. In addition, the Company considers Section 382 of the Internal Revenue Code, which serves to limit a taxpayer's ability to utilize NOLs as a result of changes in stock ownership of the Company over a three year period. In the year ended February 3, 2001, the Company disposed of its footwear business, and in May 2001 the Company filed a petition to reorganize its business under Chapter 11. As of February 3, 2001, the possible limitations under Section 382 caused management to conclude that none of the Company's deferred tax assets were more likely than not to be realized.

     As of May 2002, substantially all of the assets of the Company have been sold. The Company's financial circumstances, including the fact that the sale of the Company's assets results in the NOLs remaining with the Company, have caused management to conclude that none of the Company's deferred tax assets are more likely than not to be realized. The Company therefore increased the valuation allowance to fully reserve against its net deferred tax asset as of February 2, 2002.

(6)  Pension and Profit Sharing Plans

     The Company has a noncontributory pension plan (the Pension Plan), which covers substantially all employees and is administered by Trustees who are officers of the Company. In March 1997, the board of directors of the Company approved an amendment to the Pension Plan, which resulted in freezing all future benefits under the plan as of May 3, 1997. The following table sets forth the Pension Plan's funded status at February 2, 2002 and February 3, 2001:

                                                        2002           2001
                                                   -------------   -------------
Change in benefit obligation:
   Balance at beginning of year                    $ 15,881,000      14,629,000
   Benefits and expenses paid                          (710,000)       (933,000)
   Service and interest costs                         1,134,000       1,108,000
   Actuarial loss                                       111,000       1,077,000
                                                   ------------    ------------

   Balance at end of year                            16,416,000      15,881,000
                                                   ------------    ------------

Change in fair value of plan assets:
   Balance at beginning of year                      24,026,000      23,050,000
   Actual return on plan assets                      (1,813,000)      1,909,000
   Benefits and expenses paid                          (710,000)       (933,000)
                                                   ------------    ------------

   Balance at end of year                            21,503,000      24,026,000
                                                   ------------    ------------

Plan assets in excess of benefit obligations          5,087,000       8,145,000
Unrecognized net loss (gain)                             27,000      (3,902,000)
                                                   ------------    ------------

         Prepaid pension cost                      $  5,114,000       4,243,000
                                                   ============    ============

     Assumptions used to develop the Plans' funded status were a discount rate of 7.25% and an increase in compensation level of 4.0%. Plan assets of the Pension Plan consist primarily equity securities, U.S. government obligations, mutual funds, and insurance contracts.

     Net pension benefit for the years ended February 2, 2002, February 3, 2001, and January 29, 2000 include the following components:

                                          2002           2001           2000
                                      ------------   ------------   ------------

Service cost earned during the year   $      --             --           27,000
Interest cost on projected
   benefit obligation                   1,134,000      1,107,000      1,098,000
Expected return on plan assets         (1,999,000)    (1,802,000)    (1,599,000)
Net gain recognition                       (6,000)       (14,000)          --
                                      -----------    -----------    -----------

         Net pension benefit          $  (871,000)      (709,000)      (474,000)
                                      ===========    ===========    ===========

     Assumptions used to develop the net periodic pension cost were a discount rate of 7.75%, expected long-term return on assets of 9% and an increase in compensation levels of 4.0%.

     In December 1993, the board of directors of the Company established a Supplemental Retirement plan (the Supplemental Plan) to provide benefits attributable to compensation in excess of $160,000 but less than $267,326. In December 1998, the board of directors of the Company approved an amendment to the Supplemental Plan, which resulted in the freezing of all future benefits under the Plan as of December 31, 1998. The following table sets forth the Supplemental Plan's funded status at February 2, 2002 and February 3, 2001:

                                                           2002          2001
                                                       ----------     ----------

Change in benefit obligation:
   Balance at beginning of year                        $ 333,000        286,000
   Benefits and expenses paid                             (2,000)        (2,000)
   Service and interest costs                             24,000         22,000
   Actuarial loss                                          4,000         27,000
                                                       ---------      ---------

   Balance at end of year                                359,000        333,000
                                                       ---------      ---------

Change in fair value of plan assets:
   Balance at beginning of year                             --             --
   Employer contributions                                  2,000          2,000
   Benefits and expenses paid                             (2,000)        (2,000)
                                                       ---------      ---------

   Balance at end of year                                   --             --
                                                       ---------      ---------


                                                          2002           2001
                                                       ---------      ---------

Benefit obligation in excess of plan assets             (359,000)      (333,000)
Unrecognized net gain                                   (136,000)      (148,000)
                                                       ---------      ---------

         Accrued pension cost                          $(495,000)      (481,000)
                                                       =========      =========

     In January 1992, the Company implemented a qualified 401(k) profit sharing plan available to eligible full-time employees. Under the 401(k) plan, the Company matches 50% of the qualified employee's contribution up to 6% of the employee's salary. The total cost of the matching contribution was $861,000, $1,149,000, and $989,000 for the years ended February 2, 2002,
     February 3, 2001, and January 29, 2000, respectively.

     The Company has established incentive bonus plans for certain executives and employees. The bonus calculations are generally based on achievement of certain profit levels, as defined in the plans. For the years ended February 2, 2002 and February 3, 2001, there was no bonus provided under the plans. For the year ended January 29, 2000, $1.1 million was provided under the bonus plans.

     The Company does not provide post-retirement benefits, other than pensions as defined under SFAS No. 106.

(7)  Stock Options, Performance Share Awards, and Restricted Stock Awards

     The Company has options outstanding under the Amended and Restated 1985 Stock Option Plan, the 1992 Directors' Stock Option Plan and the 1994 Equity Incentive Plan (the Stock Option Plans). In addition, the Company has granted options which are not part of any Stock Option Plan.

     The Amended and Restated 1985 Stock Option Plan provided for the issuance of incentive and nonqualified stock options to officers and employees at an option price of not less than 100% of the fair market value of a share on the date of grant. Under this plan, no shares of common stock are available for grant at February 3, 2001, as no options could be granted thereunder after June 1995.

     In fiscal 1995, the Company established the 1994 Equity Incentive Plan, which provides for the issuance of one million shares of common stock to officers and employees in the form of stock options (both incentive options and nonqualified options), grants of restricted stock, grants of performance shares and unrestricted grants of stock.

     Options granted under the Amended and Restated 1985 Stock Option Plan and the 1994 Equity Incentive Plan generally become exercisable either ratably over four years or as otherwise determined by the board of directors, and generally expire seven to ten years from date of grant.

     The 1992 Directors' Stock Option Plan provides for the automatic grant of 2,500 shares of the Company's common stock upon a director's initial election to the board of directors and at the close of business on the fifth business day following the Company's annual meeting of stockholders. Options under the Directors' Plan are granted at a price equal to the closing price of the Company's common stock on the date of grant. Options granted under the 1992 Directors' Plan are exercisable in full upon grant and expire ten years from date of grant.

     The Company applied APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, $7,813, $29,232, and $199,219 of compensation cost has been recognized for stock options in the Company's results of operations in fiscal 2002, fiscal 2001, and fiscal 2000, respectively. Had the Company recorded a charge for the fair value of options granted consistent with SFAS No. 123, net earnings and earnings per common share would have decreased by $1,112,000 and $0.08 in fiscal 2002, $1,630,000 and $0.11 in fiscal 2001, and $1,827,000 and $0.13 in fiscal
     2000, respectively.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model, with the following weighted average assumptions used for grants in fiscal 2001 and 2000. No options were granted in fiscal 2002.

                                            2001             2000
                                        --------------   -------------
    Risk-free interest rate                   4.7%            6.9%
    Expected option lives                  7.7 years       7.7 years
    Expected volatility                      69.2%           70.0%
    Expected dividend yield                   1.1%            1.0%


     The effect of applying SFAS No. 123 is not representative of the pro forma effect on net earnings in future years because it does not take into consideration pro forma compensation expense related to grants made prior to fiscal 1996.

     Data with respect to stock options for fiscal 2002, 2001, and 2000 is as follows:


                                        2002                              2001                         2000
                             --------------------------      -----------------------------   -------------------------
                                               Weighted                           Weighted                   Weighted
                                               average                            average                    average
                                               exercise                           exercise                   exercise
                                Shares          price            Shares            price       Shares         price
                               --------      -----------       ----------       -----------  ----------     ----------

Outstanding at
   beginning of year            1,899,94      $     7.24        1,565,497       $     7.58    1,249,840      $   8.23
Granted                             --                --          476,400             6.18      381,456          5.33
Exercised                       (139,075)           4.98             (850)            4.17       (3,000)         5.03
Canceled                        (390,630)           6.64         (141,106)            7.42      (62,799)        10.24
                              ----------                       ----------                    ----------

Options outstanding at
     end of year               1,370,236      $     7.28        1,899,941       $     7.24    1,565,497     $    7.58
                              ==========                       ==========                    ==========

Options exercisable
     at end of year              944,901                        1,024,900                       769,472

Weighted average
   fair value of
   options granted
   during the year                            $      --                         $     6.18                  $    5.33


     The following table sets forth a summary of the stock options outstanding at February 2, 2002:


                                       Options outstanding          Options exercisable
                                    ---------------------------  -------------------------

                                        Weighted
                                        average
                                        remaining     Weighted                  Weighted
  Range of                               years of      average                  average
  exercise                   Number     contractual   exercise      Number      exercise
   price                  outstanding      life         price     exercisable    price
 -----------              -----------   -----------  ----------   -----------  -----------

1.00 -3.98                   159,250        6.5      $  2.68       110,825     $   2.22
4.00 -9.75                 1,108,736        6.1         7.31       741,326         7.85
11.31 -21.75                 102,250        4.4        14.10        92,750        14.33
                           ---------                              --------

1.00 -21.75                1,370,236        6.0      $  7.28       944,901     $   7.43
                           =========                               =======

     During fiscal 1997 and fiscal 1998, the Company granted Performance Share Awards, which entitled certain officers to shares of the Company's common stock in fiscal 1999 if the price of the common stock attained a "Target Price" (the average closing price of the Company's common stock for certain defined periods) between $10.00 and $15.00. In fiscal 1999, the Company granted 21,750 shares of the Company's common stock to eligible officers.

     During fiscal 1999, the Company granted certain officers stock price performance based restricted stock awards, pursuant to which the officers purchased, in the aggregate, 100,000 shares of the Company's common stock at a purchase price of $10.18 per share. Each of such officers executed a promissory note with the Company as consideration for the aggregate purchase price. The remaining principal and interest obligations under each note were to be forgiven in their entirety on July 8, 2003 provided the respective officer remains employed by the Company at such time. During fiscal 2002, the Board approved an amendment to the notes that would cause them to be forgiven under certain circumstances, including upon a change in control. At February 2, 2002, the notes are included in assets held for sale, and they were sold to Designs.

(8)  Commitments and Contingent Liabilities

     Leases

     The Company leases its retail stores, computers, vehicles, and certain of its office facilities.

     The Company remains liable under certain leases and lease guaranties for premises previously leased by the Company for the operation of Parade of Shoes and Fayva footwear stores (the Excess Property Leases). The total liability under the Excess Property Leases is approximately $10.1 million as of February 2, 2002. The Company has reduced its estimated liability to zero by assigning or subleasing substantially all of the Excess Property Leases to unaffiliated third parties.

     At February 2, 2002, minimum rental commitments under operating leases are as follows:

                                                 Net minimum       Minimum
                                                   rentals       sub-rentals
                                                -------------   -------------
                                                       (In thousands)

    Fiscal year ending January:
       2003                                   $      26,210              69
       2004                                          19,651              61
       2005                                          13,148              61
       2006                                           8,716              46
       2007                                           4,624              --
       Thereafter                                     5,160              --
                                                -------------   -------------

                                              $      77,509             237
                                                =============   =============


     Rent expense for the years ended February 2, 2002, February 3, 2001, and January 29, 2000 was as follows:

                                        2002            2001            2000
                                   -------------   -------------   -------------
                                                   (In thousands)

    Minimum rentals                $    40,415          43,671          38,403
    Contingent rentals                     225             196             142
                                     -----------   ------------    ------------

                                        40,640          43,867          38,545

    Less sublease rentals                  388             901             921
                                     -----------   ------------    ------------

             Net rentals           $    40,252          42,966          37,624
                                     ===========   ============    ============

     Other Commitments and Contingencies

     On August 22, 2001, the Bankruptcy Court approved severance agreements and a retention program for certain key employees. The severance agreements superseded and replaced all employment, severance and change of control severance agreements in place prior to August 22, 2001 for such executives. Under the severance agreements, 12 of the Company's officers are entitled to payments in the event of termination without cause, change of control, or liquidation of the Company. At February 2, 2002, the maximum aggregate commitment amount payable under these severance agreements, should all of the covered employees be terminated in a manner triggering severance payment, is $4.3 million. Severance agreements for 10 of the Company's officers were assumed by Designs.

     Under the retention program, certain employees are entitled to receive retention payments if they remain employed and in good standing on three milestone dates: (i) three months after the filing of the Chapter 11 petition (i.e. August 18, 2001), (ii) nine months after the filing of the Chapter 11 petition (i.e. February 18, 2002) or upon "emergence" from the Chapter 11 Case, as defined in the retention program, if earlier and (iii) upon "emergence" from the Chapter 11 Case. The Company made aggregate retention payments under the plan of $1.0 million on both August 18, 2001 and February 18, 2002, and, based on the sale to Designs, $2.1 million on May 15, 2002.

     At February 2, 2002 and February 3, 2001, the Company was contingently liable under letters of credit totaling $0.8 million and $1.9 million, respectively. These letters of credit, which have terms ranging from one month to one year, are used primarily to collateralize obligations to third parties for the purchase of the Company's inventory. The fair value of these letters of credit is estimated to be the same as the contract values based on the nature of fee arrangements with the issuing banks. No material loss is anticipated due to nonperformance by counterparties to these arrangements.

 (9) Stockholders' Equity

     The board of directors of the Company is authorized by vote or votes, from time to time adopted, to provide for the issuance of Preferred Stock in one or more series and to fix and state the voting powers, designations, preferences and relative participating, optional, or other special rights of the shares of each series and the qualifications, limitations, and restrictions thereof.

     On December 15, 1994, the Company's board of directors adopted a Shareholder Rights Agreement (the Rights Agreement) designed to enhance the Company's ability to protect shareholder interests and to ensure shareholders receive fair treatment in the event any future coercive takeover attempt of the Company is made. Pursuant to the Rights Agreement, the board of directors declared a dividend distribution of one preferred stock purchase right (the Right) for each outstanding share of the Company's common stock to shareholders of record as of the close of business on January 6, 1995. Each right entitles the holder to purchase from the Company a unit consisting of one ten thousandth (1/10,000) of a share of Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share, at a cash exercise price of $70 per unit, subject to adjustment, upon the occurrence of certain events as set forth in the Rights Agreement. These events include the earliest to occur of: (i) the acquisition of 15% or more of the Company's outstanding common stock by any person or group; (ii) the commencement of a tender or exchange offer that would result upon its consummation in a person or a group becoming the beneficial owner of 15% or more of the Company's outstanding common stock; or (iii) the determination by the board of directors that any person is an "Adverse Person", as defined in the Rights Agreement. The Rights are not exercisable until or following the occurrence of one of the above events and will expire on December 14, 2004 unless previously redeemed or exchanged by the Company, as provided in the Rights Agreement.

(10) Supplemental Schedules

     Supplemental schedule to consolidated statement of cash flows:

                                           2002           2001          2000
                                       ------------   -----------    -----------

Cash paid for:
   Interest                            $11,764,208     21,612,192     16,141,233
   Income taxes                            371,187      1,373,971      2,235,758

Schedule of noncash financing
   activity:
   Warrants issued with senior
    subordinated debt                         --             --        3,300,000

Supplemental schedule for the allowance for doubtful accounts:

                                           2002          2001           2000
                                        ----------    -----------    -----------

Balance beginning of year               $ 220,000        200,000        185,000
Additions charged to expense              700,000         80,000        107,000
Write-offs, net of recoveries             (20,000)       (60,000)       (92,000)
                                        ---------      ---------      ---------

Balance end of year                     $ 900,000        220,000        200,000
                                        =========      =========      =========

(b)         Pro Forma Financial Information

The following pro forma financial information is subject to revision, which could have a significant impact on total assets, total liabilities and stockholders' equity (deficit), depreciation and amortization, interest expense and income taxes:

      Unaudited Pro Forma Condensed Consolidated Balance Sheet as of May 4,
         2002
      Unaudited Pro Forma Condensed Consolidated Statements of Operations for
         the three months ended May 4, 2002
      Unaudited Pro Forma Condensed Consolidated Statements of Operations for
         the year ended February 2, 2002
      Notes to Unaudited Pro Forma Condensed Consolidated Financial
         Information

The unaudited pro forma financial information included herein gives effect to the Company's acquisition of Casual Male and to the financing transactions completed by the Company as of May 14, 2002. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended May 4, 2002 and the year ended February 2, 2002 are based on historical data as reported by the separate companies, and reflect adjustments prepared as if the acquisition had occurred on February 3, 2002 and February 4, 2001, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheet is based on historical data as reported by the separate companies, and reflects adjustments prepared as if the acquisition had occurred on May 4, 2002.

The acquisition of Casual Male has been accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values, with appropriate recognition given to the Company's borrowing rates, accounting policies, and income taxes. The Company's management does not expect that the final allocation of the purchase price for the acquisition of Casual Male will differ materially from the allocations used to prepare the unaudited pro forma financial information presented herein.

The Unaudited Pro Forma Condensed Consolidated Financial Statements contained herein (the "Statements") have been prepared based on available information, using assumptions that the Company's management believes are reasonable. The Statements do not purport to represent the actual financial position or results of operations that would have occurred if the acquisition had occurred on the dates specified. The Statements are not necessarily indicative of the results that may be achieved in the future. The Statements do not reflect any adjustments for the effect of certain operating synergies or expected cost reductions that the Company may realize as a result of the acquisition. No assurances can be given as to the amount of financial benefits, if any, that may actually be realized as the result of the acquisition.

The assumptions used and adjustments made in preparing the Statements are described in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements contained herein (the "Notes"), which should be read in conjunction with the Statements contained herein. The Statements and related Notes contained herein should be read in conjunction with the consolidated financial statements and related notes of the Company included in its Annual Report on Form 10-K for the year ended February 2, 2002, and the consolidated financial statements and related notes of Casual Male included above.


                                               DESIGNS, INC.

                            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
----------------------------------------------------------------------------------------------------------------------------------
                                               May 4, 2002

                                                                 Historical
                                                         ------------------------------
                                                                             Casual        Pro Forma                Pro Forma
(In thousands)                                            Designs, Inc.     Male Corp.    Adjustments    Note 3     Combined
                                                         --------------   -------------   ------------  --------  -------------

ASSETS
Current assets:
     Cash and cash equivalents                              $    --         $   4,974      $  (4,784)     a,b      $     190
     Accounts receivable                                          278           4,500         (2,630)     b            2,148
     Inventories                                               69,273            --           98,032      b          167,305
     Deferred income taxes                                      1,082            --             --                     1,082
     Prepaid expenses                                           3,012             778          5,109      b            8,899
     Assets held for sale                                        --           124,996       (124,996)     b             --
                                                            ---------       ---------      ---------               ---------
          Total current assets                                 73,645         135,248        (29,269)                179,624

Property and equipment, net of
     accumulated depreciation and amortization                 20,052            --           65,474      b           85,526
Deferred income taxes                                           7,326            --            8,000      c           15,326
Other assets                                                    1,072              11         39,992      b           41,075
                                                            ---------       ---------      ---------               ---------
          Total assets                                      $ 102,095       $ 135,259      $  84,197               $ 321,551
                                                            =========       =========      =========               =========



LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Current portion of long-term debt                      $    --         $  35,263      $ (34,443)     b        $     820
     Accounts payable                                          15,367           1,155         24,642      b           41,164
     Accrued expenses and other current liabilities            12,420           4,132          8,107      b           24,659
     Borrowings under revolver                                 33,641          45,268        (15,113)     a,b         63,796
                                                            ---------       ---------       ---------              ---------
          Total current liabilities                            61,428          85,818        (16,807)                130,439

Long-term debt, net of current portion (Note 5)                  --              --           54,607      a,b         54,607
Liabilities subject to compromise                                --           148,244       (148,244)     b             --
                                                            ---------       ---------      ---------               ---------
          Total liabilities                                    61,428         234,062       (110,444)                185,046
                                                            ---------       ---------      ---------               ---------

Stockholders' equity:
     Series B convertible preferred stock                        --              --              180      a              180
     Common stock                                                 176           7,104         (7,090)     a,b            190
     Additional paid-in capital                                56,237         121,534        (33,890)     a,b        143,881
     (Accumulated deficit) retained earnings                   (7,099)       (227,441)       235,441      b,c            901
     Treasury stock                                            (8,450)           --             --                    (8,450)
     Note receivable from officer                                (197)           --             --                      (197)
                                                            ---------       ---------      ---------               ---------
          Total stockholders' equity                           40,667         (98,803)       194,641                 136,505
                                                            ---------       ---------      ---------               ---------
               Total liabilities and stockholders' equity   $ 102,095       $ 135,259      $  84,197               $ 321,551
                                                            =========       =========      =========               =========

  See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.


                                                        DESIGNS, INC.
                                 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
                                              For the three months ended May 4, 2002

                                                                 Historical
                                                         ---------------------------
                                                                           Casual       Pro Forma                       Pro Forma
(In thousands, except share data)                        Designs, Inc.    Male Corp.    Adjustments         Note 4      Combined
                                                         -------------  -------------  --------------     ----------   -----------

Sales                                                     $  36,441       $  78,371       $    --                       $ 114,812
Cost of goods sold including occupancy                       28,448          35,494           9,715             a          73,657
                                                          ---------       ---------       ---------                     ---------
Gross profit                                                  7,993          42,877          (9,715)                       41,155
                                                          ---------       ---------       ---------                     ---------

Expenses:
     Selling, general and administrative                      9,077          37,904         (10,912)            a          36,069
     Reorganization costs                                      --             2,098          (2,098)            b            --
     Depreciation and amortization                            1,411           2,254            (554)            c           3,111
                                                          ---------       ---------       ---------                     ---------
Total expenses                                               10,488          42,256         (13,564)                       39,180
                                                          ---------       ---------       ---------                     ---------

Operating income (loss)                                      (2,495)            621           3,849                         1,975

Interest expense, net                                           353           2,546              43             d           2,942
                                                          ---------       ---------       ---------                     ---------

Income (loss) before income taxes                            (2,848)         (1,925)          3,806                          (967)

Provision (benefit) for income taxes                         (1,053)           --               696             e            (357)
                                                          ---------       ---------       ---------                     ---------

Net (loss) income                                         $  (1,795)      $  (1,925)      $   3,110                     $    (610)
                                                          =========       =========       =========                     =========

Net loss per share - basic                                   ($0.12)         ($0.14)                                       ($0.02)
Net loss per share - diluted                                 ($0.12)         ($0.14)                                       ($0.02)

Weighted average number of common and
  preferred shares outstanding:
     Basic                                                   14,576          14,206                                        36,187
     Diluted                                                 14,576          14,206                                        36,187

  See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.


                                                        DESIGNS, INC.
                                 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
                                            For the fiscal year ended February 2, 2002

                                                                 Historical
                                                         ---------------------------
                                                                                           Casual                     Pro Forma
(In thousands, except share data)                        Designs, Inc.    Male Corp.     Adjustments      Note 4      Combined
                                                         -------------  -------------   --------------   ---------   -----------

Sales                                                     $ 195,119        $ 430,807       $ (98,275)        a        $ 527,651
Cost of goods sold including occupancy                      147,898          246,468         (48,693)        a          345,673
                                                          ---------        ---------       ---------                  ---------
Gross profit                                                 47,221          184,339         (49,582)                   181,978
                                                          ---------        ---------       ---------                  ---------

Expenses:
     Selling, general and administrative                     39,743          190,585         (88,505)        a          141,823
     Reorganization costs                                      --             37,974         (37,974)        b             --
     Provision for impairment of assets                        --             12,292         (12,292)        b             --
     Depreciation and amortization                            5,398           12,633          (5,832)        c           12,199
                                                          ---------        ---------       ---------                  ---------
Total expenses                                               45,141          253,484        (144,603)                   154,022
                                                          ---------        ---------       ---------                  ---------

Operating income (loss)                                       2,080          (69,145)         95,021                     27,956

Interest expense, net                                         1,905           13,671          (3,313)        d           12,263
                                                          ---------        ---------       ---------                  ---------

Income (loss) before income taxes                               175          (82,816)         98,334                     15,693

Provision (benefit) for income taxes                          8,056              304          (2,562)        e            5,798
                                                          ---------        ---------       ---------                  ---------

Net (loss) income                                         $  (7,881)       $ (83,120)      $ 100,896                  $   9,895
                                                          =========        =========       =========                  =========

Net (loss) income per share - basic                          ($0.54)          ($5.85)                                     $0.27
Net (loss) income per share - diluted                        ($0.54)          ($5.85)                                     $0.27

Weighted average number of common and preferred
  shares outstanding:
     Basic                                                   14,486           14,206                                     36,096
     Diluted                                                 14,486           14,206                                     36,674

  See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                                  DESIGNS, INC.

  Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

1.    Basis of Presentation

The unaudited pro forma financial information included herein gives effect to the acquisition by Designs, Inc. (the "Company") of substantially all the assets of Casual Male Corp. and certain of its subsidiaries ("Casual Male"). The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended May 4, 2002 and the year ended February 2, 2002 are based on historical data as reported by the separate companies, and reflect adjustments prepared as if the acquisition had occurred on February 3, 2002 and February 4, 2001, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheet is based on historical data as reported by the separate companies, and reflects adjustments prepared as if the acquisition had occurred on May 4, 2002.

The acquisition of Casual Male has been accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values, with appropriate recognition given to the Company's borrowing rates, accounting policies, and income taxes. The Company's management does not expect that the final allocation of the purchase price for the acquisition of Casual Male will differ materially from the allocations used to prepare the unaudited pro forma financial information presented herein.

2.    Description of Acquisition

On May 14, 2002, the Company completed the acquisition of substantially all of the operating assets of Casual Male, including the retail stores and the catalog and e-commerce business, for a purchase price of approximately $170 million plus the assumption of certain operating liabilities. The acquisition was pursuant to an Asset Purchase Agreement entered into as of May 2, 2002 (the "Asset Purchase Agreement") by and among Designs, Inc. and Casual Male. The Company was selected as the highest and best bidder for the Casual Male assets at a bankruptcy court ordered auction commencing May 1, 2002 and concluded on May 2, 2002. The U.S. Bankruptcy Court for the Southern District of New York subsequently granted its approval for the acquisition of Casual Male by the Company on May 7, 2002.

The Casual Male acquisition, along with the payment of certain related fees and expenses, was completed with funds provided by: (i) approximately $30.2 million in additional borrowings from the Company's amended three-year $120.0 million senior secured credit facility with the Company's bank, Fleet Retail Finance, Inc. ("FRFI"), (ii) $15.0 million in a three-year term loan with a subsidiary of FRFI, (iii) proceeds from the private placement of $24.5 million principal amount of 12% senior subordinated notes due 2007 together with detachable warrants to acquire 1,715,000 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), at an exercise price of $.01 per share, and additional detachable warrants to acquire 1,176,471 shares of Common Stock at an exercise price of $8.50 per share, (iv) proceeds from the private placement of $11.0 million principal amount of 5% senior subordinated notes due 2007, (v) approximately $82.5 million of proceeds from the private placement of approximately 1.4 million shares of Common Stock and 180,162 shares of newly designated Series B Convertible Preferred Stock, par value $0.01 per share ("Series B Preferred Stock") (equivalent to approximately 18.0 million shares of Common Stock, conditioned upon shareholder approval for conversion), and (vi) the assumption of a mortgage note in the principal amount of approximately $12.2 million.

The convertibility of the Series B Preferred Stock and the exercisability of certain such warrants are subject to approval by the stockholders of the Company. The newly issued Common Stock and the Common Stock issuable upon conversion of the Series B Preferred Stock and the exercise of warrants are subject to certain rights to require registration under the Securities Act of 1933, as amended.

3.    Pro Forma Adjustments as of May 4, 2002

The pro forma adjustments to the unaudited pro forma condensed consolidated balance sheet reflect the purchase of Casual Male and the allocation of the pro forma purchase price to the acquired assets and the assumed liabilities based on the preliminary estimate of their fair market value at the date of acquisition.

a) The adjustment reflects the funds raised in connection with the Casual Male acquisition, as follows:
     i) $30.2 million in borrowings under a senior secured credit facility with FRFI.
     ii)  $15.0 million term loan with a subsidiary of FRFI, Back Bay Capital.
     iii) $11.0 million principal amount of 5% senior subordinated notes.
     iv) $24.5 million principal amount of 12% senior subordinated notes, and the issuance of warrants to purchase 1,715,000 shares of Common Stock at an exercise price of $.01 per share. In addition, $10.0 million of the $24.5 million senior subordinated notes were issued together with additional detachable warrants to acquire 1,176,471 shares at an exercise price of $8.50 per share.
     v) $82.5 million of gross proceeds from the private placement of approximately 1.4 million shares of Common Stock and 180,162 shares of Series B Preferred Stock, less offering costs of approximately $2 million (in addition to warrants to purchase 500,000 shares of Common Stock at an exercise price of $4.25 per share issued to a financial advisor).

b) The adjustment reflects the consummation of the acquisition, including payment to the Casual Male Corp. for certain assets held for sale, payment of certain related fees and expenses, accrual for estimated transaction costs, and the elimination of the net assets of Casual Male Corp. The adjustment also reflects the allocation of the purchase price, as follows:

   (In thousands)
   Cash paid to Casual Male Corp. (1)                        $ 159,004
   Estimated transaction and severance costs                     8,750
                                                             ----------
        Cost of the acquisition of Casual Male               $ 167,754
                                                             ----------

                                                         Debit (Credit)
   Cash and cash equivalents                                 $     190
   Accounts receivable                                           1,870
   Merchandise inventory                                        98,032
   Prepaid expenses                                              5,887
   Property and equipment                                       65,474
   Other assets                                                  6,659
   Casual Male trademark                                        29,544
   Customer lists                                                1,600
   Accounts payable                                            (25,797)
   Accrued expenses and other current
     liabilities                                                (3,489)
   Mortgage note                                               (12,216)
                                                            ----------
        Estimated fair value of net assets acquired         $  167,754
                                                            ----------

   (1)Amount is net of offering costs of $2.0 million and financing fees of $2.2 million. The offering costs are reflected as a reduction of equity and the financing fees are reflected in other assets on the pro forma condensed consolidated balance sheet.

c) The $8.0 million charge against the Company's deferred tax assets in the year ended February 2, 2002 was eliminated as a non-recurring cost due to the availability of pro forma taxable income.

4. Pro Forma Adjustments for the Three Months Ended May 4, 2002 and the Fiscal Year Ended February 2, 2002

The pro forma adjustments to the unaudited pro forma condensed consolidated income statement reflect the purchase of Casual Male and the conforming of Casual Male's financial statement presentation to that of the Company.

a) The adjustment is intended to reflect the pro forma results of the Statement of Operations on a continuing basis and include adjustments for the following:
     i) elimination of the operations of the Casual Male Corp. Work n' Gear business sold to Sandy Point LLC effective May 4, 2002;
     ii) non-continuing sales, cost of goods sold and selling, general and administrative costs associated with closing 134 stores;
     iii) reduction in the corporate overhead of Casual Male Corp. due to downsizing as a result of closing 134 stores;
     iv) elimination of certain overhead costs relating to the relocation of the Casual Male Corp. catalog business, Think Big Direct, from Alpharetta, Georgia to Canton, Massachusetts;
     v) elimination of non-recurring write-offs and reserves relating to the discontinuance of Casual Male Corp.;
     vi) reduction for costs associated with terminated corporate employees of Casual Male Corp.; and
     vii) consolidation of the Company's corporate headquarters and distribution facilities.


                                                     Cost of
   Three Months Ended May 4, 2002          Sales      Sales       SG&A
                                          ---------  ---------  ---------

   Costs relating to terminated
     corporate employees                $        -          -      (884)
   Facility consolidation                        -          -      (313)
                                          ---------  ---------  ---------
            Subtotal                             -          -    (1,197)
                                          ---------  ---------  ---------
   Reclassification of occupancy                 -      9,715    (9,715)
   expense (1)
                                          ---------  ---------  ---------
            Total adjustment            $        -      9,715   (10,912)
                                          =========  =========  =========

                                                     Cost of
Year Ended February 2, 2002               Sales       Sales       SG&A
                                        ---------   ---------   ---------

Work n' Gear operations                 $(53,970)    (33,842)    (24,650)
Store closures                           (44,305)    (40,425)    (21,887)
Think Big Direct                            --          --        (3,738)
Corporate overhead                          --          --        (4,292)
Write-offs and reserves                     --          --        (3,135)
Costs relating to terminated
  corporate employees                       --          --        (3,895)
Facility consolidation                      --          --        (1,334)
                                        --------     -------     -------

         Subtotal                        (98,275)    (74,267)    (62,931)
                                        --------     -------     -------
Reclassification of occupancy
  expense (1)                               --        38,120     (38,120)
                                        --------     -------     -------
Reclassification of cost of
  sales (1)                                 --       (12,546)     12,546
                                        --------     -------     -------
         Total adjustment               $(98,275)    (48,693)    (88,505)
                                        ========     =======     =======

(1) Historical occupancy expenses for Casual Male are reclassified from selling, general and administrative expenses to cost of goods sold to conform to the Company's presentation. In addition, certain overhead costs included in the historical cost of goods sold of Casual Male are reclassified to selling, general and administrative expenses to conform to the Company's presentation.

b) The adjustment reflects the elimination of reorganization costs and provision for impairment of assets.

c) Depreciation and amortization expense was adjusted to reflect the fair market revaluation of Casual Male property and equipment, as well as the amortization of the deferred financing costs over a 3-year period. In addition, depreciation expense was adjusted for the Casual Male Corp. stores closed during the year ended February 2, 2002. The corporate headquarters building located in Canton, Massachusetts is depreciated over a 30-year remaining useful life and the average remaining useful life of stores purchased in the acquisition is 7 years.

d) Interest expense was adjusted to reflect debt levels and varied rates of interest used to acquire the assets of Casual Male.

e) Income taxes were adjusted to record the tax effect of the pro forma adjustments at an effective tax rate of 37%. In addition, the $8.0 million charge against the Company's deferred tax assets in the year ended February 2, 2002 was eliminated as a non-recurring cost due to the availability of pro forma taxable income.


5.    Pro Forma Long-term Debt

Pro forma long-term debt as of May 4, 2002 was comprised of the following:

(In thousands)
12% senior subordinated notes due 2007 (a)      $   17,211
Term loan (b)                                       15,000
5% senior subordinated notes due 2007               11,000
Mortgage note (c)                                   12,216
                                                  --------
     Total long-term debt                           55,427

Less: current portion of mortgage note                (820)
                                                  --------
     Long-term debt, less current portion       $   54,607
                                                  ========

a) The principal amount of the 12% senior subordinated notes of $24.5 million is net of warrants to purchase 1,715,000 shares of Common Stock at an exercise price of $.01 per warrant, and additional detachable warrants to acquire 1,176,471 shares of Common Stock at an exercise price of $8.50 per share. The total estimated value of the warrants of $7,289,000 will be amortized over the five-year life of the notes as interest expense.

b) The three-year term loan includes a 12% coupon, 3% paid-in-kind interest, and 3% annual commitment fee, for a total annual yield of 18%.

c) The mortgage note is payable in equal monthly installments of principal and interest over its remaining term of 10 years and bears interest at 9.0%.

6.    Pro Forma Net Income (Loss) Per Share

Pro forma basic earnings per share for the three months ended May 4, 2002 and the year ended February 2, 2002 assumes that the Series B Preferred Stock was converted to 18,016,200 shares of Common Stock and certain warrants were fully exercised for 2,215,000 shares of Common Stock on February 3, 2002 and February 4, 2001, respectively. Pro forma diluted earnings per share is determined by giving effect to the exercise of stock options and warrants using the treasury stock method.

                                                Three
                                             Months Ended      Year Ended
   (In thousands)                            May 4, 2002     February 2, 2002
                                            -------------    ----------------
   Basic weighted-average common shares           36,187            36,096
     outstanding
   Stock options, excluding anti-dilutive
     options of 764 shares for the
     three months ended May 4, 2002                    -               578
                                            ------------     -------------
   Diluted weighted-average shares                36,187            36,674
   outstanding                              ============     =============


   Options to purchase shares of Common Stock of 178,350 and 933,900 for the three months ended May 4, 2002 and the year ended February 2, 2002, respectively, and warrants to purchase 1,176,471 shares of Common Stock at an exercise price of $8.50 per share, were assumed outstanding during the respective periods but were not included in the computation of diluted earnings per share because the exercise prices of the options and warrants were greater than the average market price of the Common Stock for the period reported.

 (c)        Exhibits

      23.1        Consent of KPMG LLP.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           DESIGNS, INC.
Date: June 14, 2002

                                           By: /s/ DENNIS R. HERNREICH
                                             --------------------------------
                                           Name:  Dennis R. Hernreich
                                           Title: Senior Vice President
                                                  and Chief Financial Officer